Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guitar Center, Inc.:

We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Guitar Center, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference. Our report refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Los Angeles, California
May 10, 2007